Exhibit 4.2

FOUNDER STOCK PURCHASE AGREEMENT

This Founder Stock Purchase Agreement (this “Agreement”) dated as of December 28, 2005 (the “Effective Date”) is entered into by and between DeMarseCo, Inc., a Delaware corporation (the “Company”), and Elisabeth DeMarse (“Founder,” which term includes his or her heirs, personal representatives, successors, and assigns).

In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

Section 1.                SALE OF SHARES; CLOSING.

1.1      Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue and sell to Founder, and Founder shall purchase, 586,636 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the purchase price of $0.001 per share. The shares of Common Stock being sold and purchased under this Agreement are referred to as the “Shares.”

1.2      Closing. The closing of the issuance, sale, and purchase of the Shares (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas at 10:00 a.m., local time, on the Effective Date or at such other place or such other time as the Company and Founder may agree. At the Closing, the Company shall deliver to Founder a certificate representing the Shares being purchased by Founder, registered in the name of Founder, against payment to the Company of the purchase price for such Shares by wire transfer, check, or other method acceptable to the Company.

Section 2.                DEFINITIONS.

For purposes of this Agreement:

“Act” means the Securities Act of 1933, as amended.

“Austin Ventures” or “AV” means Austin Ventures VIII, L.P.

“Cause” means “cause” as defined in Founder’s employment or service agreement or in the absence of such an agreement or such a definition, “Cause” shall mean a determination by the Company’s board of directors that Founder (a) has engaged in personal dishonesty, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty involving personal profit, (b) is unable to satisfactorily perform or has failed to satisfactorily perform Founder’s duties and responsibilities for the Company or any affiliate, (c) has been convicted of, or plead nolo contenders to, any felony or a crime involving moral turpitude, (d) has engaged in negligence or willful misconduct in the performance of his or her duties, including but not limited to willfully refusing without proper legal reason to perform Founder’s duties and responsibilities, (e) has materially breached any corporate policy or code of conduct established by the Company or any affiliate as such policies or codes may be adopted from time to time, (f) any violation by Founder of the terms of the Proprietary Information and Inventions Agreement or any other agreement between Founder and the Company related to Founder’s employment or other service with the Company, or (g) has engaged in conduct that is likely to have a deleterious effect on the Company or any affiliate or their legitimate business interests, including but not limited to their goodwill and public image.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Transaction” means either (i) the Company shall not be the surviving entity in any merger, share exchange, or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) at such time as the Company becomes a reporting company under the Securities Exchange Act of 1934, as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the board of directors; provided that a Corporate Transaction shall not include (A) any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction, which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event or (B) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting stock (based upon voting power) of (1) any entity that owns, directly or indirectly, the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

“Lien” means any lien, security interest, pledge, mortgage, deed of trust, charge, or encumbrance in real, personal, or mixed property, tangible or intangible, and wherever located.

“Qualified Financing” means the issuance or sale of any preferred stock, common stock or other stock or similar securities of the Company or any security convertible or exchangeable into or for preferred stock, common stock or other stock or similar securities of the Company for cash in a single transaction or series of related transactions for which Austin Ventures serves as the lead investor and in which the outstanding indebtedness of the Company to Austin Ventures is converted into such equity securities.

“Termination of Founder’s Service” means the termination of Founder’s employment or other service with the Company for any reason, with or without cause, voluntarily or involuntarily.

“Unvested Shares” means Shares that are not Vested Shares (as defined below). On the Effective Date, all Shares are Unvested Shares.

“Vested Shares” means Shares that have vested in accordance with the provisions of Section 3.3. On the Effective Date, no Shares are Vested Shares.

Section 3.                RESTRICTIONS ON SHARES.

3.1                   Transfer Restrictions.

(a)                      Founder shall not sell, assign, transfer, pledge, encumber, or otherwise dispose of (each, a “transfer”) any Shares or any interest in any Shares, except as provided in this Agreement.

(b)                     Any attempted transfer of Shares other than in accordance with this Agreement and any Transfer Restriction Agreements (as defined below) shall be null and void, and the Company shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of Shares pursuant to any such transfer.

(c)                      Founder acknowledges that the Shares may be subjected to further transfer restrictions, including, but not limited to, rights of first refusal and co-sale in connection with one or more transactions in which the Company issues shares of its preferred stock, par value $0.001 per share, and Founder agrees to execute such agreements (“Transfer Restriction Agreements”) evidencing such restrictions as the Company may reasonably request.

3.2                   Repurchase Option. The Company shall have a right and option (the “Repurchase Option”) to purchase Unvested Shares from Founder in accordance with the following provisions:

(a)                      The Company may exercise the Repurchase Option at any time during the 45-day period following the Termination of Founder’s Service. Failure of the Company to exercise its Repurchase Option within such 45-day period shall be deemed to constitute a notification to Founder of the Company’s decision not to exercise its Repurchase Option.

(b)                     The purchase price for Unvested Shares purchased upon exercise of the Repurchase Option shall be $0.001 per share.

(c)                      The Repurchase Option shall be exercisable by the Company by written notice delivered to Founder or his or her personal representative prior to the expiration of the 45-day period specified in Subsection 3.2(a). Such notice shall indicate the number of Unvested Shares to be purchased and the date (not later than 10 days after the date of expiration of the Repurchase Option) on which the purchase is to be effected. To the extent one or more certificates representing Unvested Shares may have been previously delivered out of escrow to Founder, Founder, prior to the close of business on the date specified for the repurchase, shall deliver to the Company the certificate(s) representing the Unvested Shares to be purchased, each certificate to be properly endorsed for transfer and free and clear of any restrictions (other than the restrictions imposed under this Agreement and any Transfer Restriction Agreements), Liens, or claims, against payment of the purchase price for the Unvested Shares by check payable to the order of Founder.

(d)                     If the Company shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Unvested Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time,

Founder shall no longer have any rights as a holder of such Unvested Shares (other than the right to receive payment of such consideration in accordance with this Agreement), and such Unvested Shares shall be deemed purchased in accordance with the applicable provisions of this Agreement and the Company shall be deemed the owner and holder of such shares, whether or not the certificates for such shares have been delivered as required by this Agreement.

(e)                      In the event of any stock dividend, stock split, recapitalization, or other change affecting the outstanding Common Stock as a class effected without consideration, then any new, substituted, or additional securities or other property (including money paid other than as a regular cash dividend) that is by reason of any such transaction distributed with respect to the Unvested Shares shall be immediately subject to the Repurchase Option to the extent the Unvested Shares are at the time covered by such Repurchase Option. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number of Unvested Shares under this Agreement and to the price per share to be paid upon the exercise of the Repurchase Option in order to reflect the effect of any such transaction upon the Company’s capital structure.

3.3                   Vesting; Termination of Repurchase Option.

(a)                      Unvested Shares shall vest in cumulative increments according to the following schedule: (i) 10% of all Unvested Shares (i.e., 58,664 shares) shall vest upon the closing of the Qualified Financing, (ii) an additional 15% of all Unvested Shares (i.e., 87,995 shares) shall vest upon the first anniversary of the closing of the Qualified Financing, (iii) an additional 20% of all Unvested Shares (i.e., 117,327 shares) shall vest upon each of the second, third and fourth anniversaries of the closing of the Qualified Financing, and (iv) the remaining 15% of all Unvested Shares (i.e., 87,996 shares) shall vest upon the fifth anniversary of the closing of the Qualified Financing. In addition, all Unvested Shares shall immediately vest upon the consummation of any Corporate Transaction that occurs following the Qualified Financing.

(b)                     Notwithstanding anything in this Agreement to the contrary, the Unvested Shares shall cease to vest immediately upon Termination of Founder’s Service.

(c)                      Upon the vesting of Unvested Shares, the Repurchase Option shall automatically terminate with respect to such Shares, and such Shares shall become Vested Shares and shall no longer be subject to the Repurchase Option, but shall nevertheless remain subject to the other provisions of this Agreement and to any Transfer Restriction Agreements.

3.4                   Company’s Right of First Refusal.

(a)                      Except for the Company’s Repurchase Option set forth in Section 3.2, Founder shall not transfer any Unvested Shares. Founder agrees that if Founder intends to transfer any or all of the Vested Shares, Founder will first give the Company notice in writing of such proposed transfer. Such notice (the “Notice”) will contain (1) the name and address of Founder and the proposed transferee, (2) the terms and conditions of such transfer, including, in the event that any third party offer has been received by Founder and Founder intends to accept such offer, the purchase price, and if such price is to be paid in whole or in part in consideration other than cash, a full and complete description of such non-cash consideration, and (3) an offer

(the “Required Offer”) to sell such Vested Shares to the Company at a price per share equal to the proposed consideration for the transfer of such Vested Shares. The board of directors of the Company will determine the fair cash equivalent of any proposed consideration that is other than cash. At any time during the 30-day period immediately following the delivery of the Notice to the Company, the Company will have the exclusive right and option, but not the obligation, to accept the Required Offer and proceed with the purchase of such Vested Shares pursuant to such Required Offer. In the event the Company does not exercise its rights as set forth in this Section, Founder will be free to transfer such Vested Shares under the terms and conditions stated in the Notice; provided, however, that if such transfer does not take place within 60 days following the delivery of the Notice to the Company, the terms of this Section must once again be followed prior to the transfer of the Vested Shares. Any Vested Shares that are transferred pursuant to the preceding provisions of this Section will continue to be subject to the right of first refusal set forth in this Section subsequent to any such transfer. If at any time a proposed transfer by Founder applies to less than all of the Vested Shares of Founder, the right of first refusal granted in this Agreement to the Company will remain in full force and effect as to the remainder of such Vested Shares, regardless of whether it is exercised with respect to such initial portion. Founder may not pledge or otherwise encumber any of the Vested Shares without the written consent of the Company.

(b)                     The right of first refusal stated in this Agreement will survive the termination of this Agreement. The Company also has the right to assign the right of first refusal stated in this Agreement. The right of first refusal stated in this Agreement will not apply to transfers of Vested Shares pursuant to the laws of descent and distribution; provided, however, that any such Vested Shares will be subject to the right of first refusal set forth in this Section subsequent to any such transfer. The right of first refusal stated in this Agreement will not apply to the exchange of Vested Shares pursuant to a plan of merger, consolidation, recapitalization, or reorganization of the Company, but any stock, securities or other property received in exchange therefor will be subject to the right of first refusal set forth in this Agreement; provided, however, that any such stock or securities received in any such merger, consolidation, recapitalization, or reorganization will not be subject to the right of first refusal set forth in this Section if the stock or securities received in such merger, consolidation, recapitalization, or reorganization are registered under the Securities Exchange Act of 1934. A dissolution or liquidation of the Company will not trigger the right of first refusal set forth in this Agreement; provided, however, that a dissolution or a liquidation of the Company within one year following the sale of all or substantially all of the assets of the Company in exchange for stock or securities will be considered a reorganization of the Company. The right of first refusal set forth in this Section will terminate upon the consummation by the Company of a public offering of Common Stock pursuant to an effective registration statement under the Act.

Section 4.                ESCROW.

4.1                   Deposit. Certificates representing the Unvested Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Section. Each deposited certificate shall be accompanied by a duly executed assignment separate from certificate in the form attached as Exhibit A. The deposited certificates, together with any other assets or securities from time to time deposited with the Company pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise surrendered for cancellation in accordance with Section 4.3. Upon delivery of the certificates (or other assets and securities) to the Company, the holder shall be issued a deposit receipt acknowledging the number of Unvested Shares or other assets and securities delivered in escrow to the Company.

4.2                   Recapitalization. Any cash dividends on the Unvested Shares (or other securities at the time held in escrow) shall be paid directly to the holder and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization, or other change affecting the Company’s outstanding Common Stock as a class effected without consideration, any new, substituted, or additional securities or other property that by reason of such transaction is distributed with respect to the Unvested Shares shall be immediately delivered to the Company to be held in escrow under Section 4, but only to the extent the Unvested Shares are at the time subject to the escrow requirements of Section4.1.

4.3                   Release; Surrender.

(a)                      If the Company exercises the Repurchase Option with respect to any Unvested Shares, then the escrowed certificates for such Unvested Shares or the certificates representing such Unvested Shares (together with any other assets or securities issued with respect to such Unvested Shares) shall be delivered to the Company for cancellation, concurrently with the payment to Founder of the amount provided for in Section 3.2(a) above, as applicable, and Founder shall cease to have any further rights or claims with respect to such Unvested Shares (or other assets or securities).

(b)                     When the Unvested Shares (or any other assets or securities issued with respect to such Unvested Shares) vest in accordance with Section 3.3, the certificates for such Vested Shares shall, at Founder’s request, no more than once in any six month period be promptly released from escrow and delivered to Founder.

(c)                      All shares released from escrow in accordance with the provisions of Section 4.3(b) nevertheless remain subject to the other provisions of this Agreement and to any Transfer Restriction Agreements.

Section 5.                LEGENDS; STOP TRANSFER.

5.1                   Restrictive Legends. In order to reflect the restrictions on the transfer of the Shares set forth or referred to in this Agreement, the certificates representing Shares shall be endorsed with legends to the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A FOUNDER STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER OF THE SHARES. THE FOUNDER STOCK PURCHASE AGREEMENT GRANTS CERTAIN PURCHASE OPTIONS TO THE COMPANY AND IMPOSES RESTRICTIONS ON THE TRANSFER OF THESE SHARES. A COPY OF THE FOUNDER STOCK PURCHASE AGREEMENT IS ON DEPOSIT AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED BY THE COMPANY TO THE REGISTERED HOLDER HEREOF UPON WRITTEN REQUEST.”

5.2                   Enforcement; Stop Transfer. No Shares shall be transferred on the books of the Company nor shall any attempted sale, transfer, assignment, pledge, or other disposition of any Shares be effective unless and until the terms and provisions of this Agreement and any Transfer Restriction Agreements are first complied with. Any attempted sale, transfer, assignment, pledge, or other disposition of any Shares that does not comply with the provisions of this Agreement and Transfer Restriction Agreements shall be invalid and of no effect.

Section 6.                GENERAL PROVISIONS.

6.1                   Exemption from Registration. The Shares have not been registered under the Act or the securities laws of any state and are being issued to Founder in reliance upon exemptions from such registration under the Act or the securities laws of any state. Founder understands and agrees that the Shares may not be resold or transferred without registration under the Act and applicable state securities laws unless an exemption from such registration is available. Accordingly, Founder acknowledges that he or she is prepared to hold the Shares for an indefinite period and that he or she is aware that Rule 144 of the Securities and Exchange Commission under the Act is not currently available to exempt the sale of the Shares from the registration requirements of the Act and may not be available at the time Founder wishes to sell the Shares. Prior to acquiring the Shares, Founder obtained sufficient information about the Company to reach an informed decision to acquire the Shares. Founder has such knowledge and experience in financial and business matters as to make him or her capable of utilizing such information to evaluate the risks of the prospective, investment and to make an informed investment decision. Founder is able to bear the economic risk of his or her investment in the Shares.

6.2                   Stockholder Rights. For so long as Founder holds shares, Founder shall have all the rights of a stockholder (including voting and dividend rights) with respect to the Shares, subject in all respects to the provisions of any Transfer Restriction Agreement.

6.3                   Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, including the Company’s initial public offering, Founder shall not sell, make any short sale of, loan, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any shares of Common Stock without the prior written consent of the Company or its underwriters, for such period of time (not to exceed 180 days) from and after the effective date of such registration statement as may be requested by the Company or such underwriters.

6.4                   Section 83(b) Election. Founder understands that, under Section 83 of the Code, the difference between the purchase price paid for the Shares and its fair market value at the time any forfeiture restrictions applicable to such shares lapse may be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” includes the right of the Company to repurchase the Shares pursuant to its Repurchase Option. Founder understands that he or she may elect to be taxed at the time the Shares are acquired under this Agreement to the extent the fair market value of the Shares differs from the purchase price, rather than when and as such Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Effective Date. If the fair market value of the Shares at the time of purchase equals the purchase price paid or if it is likely that the fair market value of the Shares at the time any forfeiture restrictions lapse shall exceed the fair market value of the time of purchase, the election may avoid adverse tax consequences in the future. A form for making this election is attached as Exhibit B. Founder understands that the failure to make this filing within said 30-day period shall result in the recognition of ordinary income by Founder (in the event the fair market value of the Shares increases after the date of purchase) as the forfeiture restrictions lapse. Founder acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if Founder requests the Company or its representative to make this filing on his or her behalf.

6.5                   Company Counsel. Founder acknowledges that Vinson & Elkins L.L.P., counsel for the Company, represented the Company in the transaction contemplated by this Agreement, including the formation and initial capitalization of the Company, and has not represented the Founder or any individual shareholder or employee of the Company in connection with such transactions.

6.6                   Assignment. The Company may assign its Repurchase Option to any person, including, without limitation, one or more stockholders of the Company.

6.7                   No Employment Contract. Nothing in this Agreement shall confer upon Founder any right to continue in the employment of the Company for any period of time or interfere with or restrict in any way the rights of the Company or Founder, which rights are hereby expressly reserved by each, to terminate the employment of Founder at any time for any reason whatsoever, with or without cause.

6.8                   Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed effectively given when delivered personally or by facsimile transmission or by overnight delivery service or 72 hours after having been mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company, at 300 West 6th Street, Suite 2300, Austin, Texas 78701, Attention: President (fax (512) 476-3952), or at such other address or addresses as may have been furnished in writing by the Company to Founder, with a copy to Vinson & Elkins L.L.P., The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746, Attention: Kyle K. Fox, Esq. (fax (512) 236-3340).

If to Founder, at the address set forth on the signature page below or at such other address as may have been furnished in writing by Founder to the Company.

6.9                   No Waiver. The failure of the Company to exercise any Repurchase Option shall not constitute a waiver of any other Repurchase Option or similar rights that may subsequently arise under the provisions of this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

6.10            Entire Agreement. This Agreement constitutes the entire contract between the parties to this Agreement with regard to the subject matter of this Agreement.

6.11            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

6.12            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.13            Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns, and Founder and his or her legal representatives, heirs, legatees, distributees, assigns, and transferees by operation of law, whether or not any such person shall have become a party to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

DEMARSECO, INC.

By:	/s/ Philip Siegel
Philip Siegel
Director

FOUNDER:

/s/ Elisabeth DeMarse
Elisabeth DeMarse

Address:

Fax

Signature Page to Founder Stock Purchase Agreement

EXHIBIT A

Assignment Separate from Certificate

Elisabeth DeMarse assigns and transfers to DEMARSECO, INC. (the “Company”)              shares of the Common Stock, par value $0.001 per share, of the Company standing in his or her name on the books of the Company and represented by certificate number(s)              and irrevocably appoints                                  agent to transfer such shares on the books of the Company. The agent may substitute another to act for him or her.

Dated:	December 25, 2005

/s/ Elisabeth DeMarse
Elisabeth DeMarse

Instructions: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Company to exercise the Repurchase Option without requiring additional signatures on the part of Founder.

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EXHIBIT B

Section 83(b) Election

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)                     The taxpayer who performed the services is:

Name:  Elisabeth DeMarse

Address:

Social Security No.:

(2)                     The property with respect to which the election is made is 586,636 shares of the common stock of DEMARSECO, INC.

(3)                     The property was transferred on December 28, 2005.

(4)                     The taxable year for which the election is made is the calendar year 2005.

(5)                     The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer’s service with the issuer is terminated. The issuer’s repurchase right lapses in a series of installments over a five-year period following the closing of the Company’s next issuance of preferred stock.

(6)                     The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction that, by its terms, shall never lapse) is $.001 per share.

(7)                     The amount paid for such property is 0.001 per share.

(8)                     A copy of this statement was furnished to DEMARSECO, INC., for whom taxpayer rendered the services underlying the transfer of such property.

(9)                     This statement is executed on December 28, 2005.

/s/ Spouse	/s/ Elisabeth DeMarse
Signature of Spouse (if any)	Signature of Taxpayer

Within 30 days after the date of purchase, this election must be filed with the Internal Revenue Service Center where the Purchaser files his or her federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. The Purchaser must (a) file a copy of the completed form with his or her federal tax return for the current tax year and (b) deliver an additional copy to the Company.

B-1

FIRST AMENDMENT TO FOUNDER STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to that certain Founder Stock Purchase Agreement (the “Agreement”), dated as of December 28, 2005, by and between DeMarseCo, Inc., a Delaware corporation (the “Company”), and Elisabeth DeMarse (“Founder,” which term includes his or her heirs, personal representatives, successors and assigns) is entered into as of September 20, 2006.

The Company desires to form DeMarseCo Holdings, Inc. as a Delaware corporation and wholly owned subsidiary of the Company (“DeMarseCo II”) and transfer certain assets and rights of the Company to DeMarseCo II pursuant to a Restructuring Agreement by and among the Company, DeMarseCo II, Austin Ventures VIII, L.P. (the “Investor”), Founder, Phil Siegel, David Lack and Brett Shobe (the “Restructuring”);

In connection with the formation of DeMarseCo II and the Restructuring, the Company will exchange with Founder 577,779 shares of the common stock, par value $0.001 per share, of DeMarseCo II held by the Company for 503,963 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) held by Founder (the “Share Exchange”);

In connection with the Restructuring, the Company has determined that it is in the best interests of the Company and the stockholders of the Company that the Company effect a 2.01598140-for-l stock split (the “Stock Split”) with respect to shares of its Common Stock such that the number of Shares (as defined in the Agreement) subject to the Agreement will be 166,667 after giving effect to the Share Exchange and Stock Split; and

In connection with the Restructuring and the Stock Split, the Company and Founder desire to amend the Agreement to modify the vesting provisions applicable to the Shares.

For and in consideration of the premises and the mutual benefits to the parties arising out of this Amendment, the receipt and sufficiency of which are hereby acknowledged by the parties’ execution and delivery hereof, the parties hereto agree as follows:

Section 1.                DEFINITIONS. Capitalized terms used in this Amendment and not defined in this Amendment have the meanings assigned them in the Agreement.

Section 2.                AMENDMENT TO SECTION 3.3(a) OF THE AGREEMENT. Effective upon the consummation of the Stock Split (at which time 166,667 shares of Common Stock will be subject to the Agreement), Section 3.3(a) of the Agreement is amended and restated in its entirety as follows:

“(a)                Unvested Shares shall vest in cumulative increments according to the following schedule: (i) 25% of all Unvested Shares (i.e., 41,666 shares) shall vest upon the first anniversary of the date of this Agreement (the “Agreement Anniversary”), and (ii) 1/36 of the then remaining Unvested Shares (i.e., 3,472 shares) shall vest on the last day of the first month following the Agreement Anniversary and monthly thereafter until the last day of the 36th month following the Agreement Anniversary when all remaining Unvested Shares shall vest. In addition, all Unvested

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Shares shall immediately vest upon the consummation of any Corporate Transaction that occurs following the Qualified Financing (other than any Corporate Transaction entered into in connection with such Qualified Financing).”

Section 3.                WAIVER. In connection with the Stock Split, Founder hereby forfeits any fractional shares to which such Founder may be entitled as a result of such Stock Split and waives the right to receive payment of the fair value of such fractional shares in lieu of such fractional shares.

Section 4.                NO OTHER CHANGES/PROMISES. Except as specifically set forth in this Amendment, the terms and provisions of the Agreement shall remain unmodified and the Agreement is hereby confirmed by the parties as being in full force and effect as amended herein. This Amendment and the Agreement constitute the entire understanding of the parties with respect to the subject matter thereof, and no other covenants have been made by either party to the to the other.

Section 5.                COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first above written.

COMPANY:

DEMARSECO, INC.

By:	/s/ Elisabeth DeMarse
Elisabeth DeMarse
President and Chief Executive Officer

FOUNDER:

/s/ Elisabeth DeMarse
Elisabeth DeMarse

Address:

SIGNATURE PAGE TO
ELISABETH DEMARSE’S
FIRST AMENDMENT TO FOUNDER STOCK PURCHASE AGREEMENT